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                                                                   EXHIBIT 11.1

                    INFORMATION MANAGEMENT ASSOCIATES, INC.

 CALCULATION OF SHARES USED IN DETERMINING PRO FORMA NET LOSS PER COMMON SHARE

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                                                             FOR THE YEAR ENDED
                                                             DECEMBER 31, 1996
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Weighted average common stock outstanding during the year...     4,262,133
Convertible preferred stock (1).............................     1,022,388
Redeemable common stock warrants (1)........................       415,308
Stock options (1)...........................................        34,690
Dilutive effect of common and common stock equivalents
 issued subsequent to March 6, 1996 (2).....................       272,694
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Shares used in computing pro forma net loss per common
 share......................................................     6,007,213
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(1) The numbers of shares issuable upon conversion or exercise of the Series A convertible preferred stock, redeemable common stock warrants and stock options are shown as if such conversion or exercise occurred on January 1, 1996. The number of shares issuable upon conversion of the Series B convertible preferred stock is shown as if such conversion occurred upon issuance of such stock on November 1, 1996.
(2) Pursuant to Securities and Exchange Commission Staff Accounting Bulletin
    No. 83, common stock options and warrants issued at prices below the initial public offering price of $12.00 per share ("cheap stock") during the 12-month period immediately proceeding the initial filing date of the Company's Registration Statement for its initial public offering have been included as outstanding for all periods presented. The dilutive effect of the common and common share equivalents was computed in accordance with the treasury stock method.